Exhibit 99.1

FOR IMMEDIATE RELEASE

Mohegan Gaming & Entertainment (MGE) Announces New Executive

Leadership Team Member to Sustain Positive Momentum

MGE Appoints Ray Pineault as Chief Operating Officer (COO)

to Further Support U.S. Innovation and International Growth Plans

Uncasville, CT (July 23, 2020) – Mohegan Gaming & Entertainment (MGE), a master developer of awe-inspiring integrated entertainment resorts (IER) worldwide, today announced the newest member of its executive leadership team to further sustain and enhance the organization’s positive performance and guide MGE through unprecedented times. Ray Pineault has been named Chief Operating Officer (COO) pending regulatory approval. The addition to MGE’s C-Suite marks an exciting new chapter for the brand as it successfully navigates the ever-evolving world of integrated entertainment.

“The entertainment industry has faced challenges this year due to the pandemic, but I am proud of the way our team members have stepped up and set MGE on a path of positive momentum, with strong performance across all properties since our reopenings,” said Mario Kontomerkos, Chief Executive Officer (CEO) and President of Mohegan Gaming & Entertainment. “From the beginning, it has been our mission to build the best executive team in the industry, and I believe we are on our way to achieving that status with a veteran like Ray at the helm.”

Ray Pineault, COO

After nearly 20 years of service to the Mohegan Tribe including serving as President and General Manager of the brand’s flagship property, Mohegan Sun Connecticut, and most recently as Regional President of MGE, Ray Pineault brings a wealth of legal and business knowledge with him to the role of Chief Operating Officer (COO). In this role, Ray will oversee MGE’s regional presidents to ensure the operational success of each of the nine properties in MGE’s portfolio in the US, Canada and South Korea.

As COO, Ray will ensure that each of MGE’s properties around the world meets or exceeds operational, employee engagement, guest service, cultural, strategic and fiscal plans, while maintaining the highest standards of regulatory compliance. Ray fills the COO position previously held by Michael Silberling who vacated the position in July.

ABOUT MOHEGAN GAMING & ENTERTAINMENT

Mohegan Gaming & Entertainment (MGE) is a master developer and operator of premier global integrated entertainment resorts, including Mohegan Sun in Uncasville, Connecticut, Inspire in Incheon, South Korea and Niagara Casinos in Niagara, Canada. MGE is owner, developer, and/or manager of integrated entertainment resorts throughout the United States, including Connecticut, New Jersey, Washington, Pennsylvania, Louisiana, as well as Northern Asia and Niagara Falls, Canada, and coming soon pending regulatory approval, Las Vegas, Nevada. MGE is owner and operator of Connecticut Sun, a professional basketball team in the WNBA and New England Black Wolves, a professional lacrosse team in the National Lacrosse League. For more information on MGE and our properties, visit www.mohegangaming.com.

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